  Exhibit 99.1

Zoom Telephonics Reports Sales of $10.9 million for Q3 2019

Company to Host Conference Call on Tuesday, November 5, 2019 at 9:00 a.m. Eastern Time

Boston, MA, November 4, 2019 – Zoom Telephonics, Inc. (“Zoom” or “the Company”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today reported financial results for its third quarter ended September 30, 2019.

2019 Third Quarter Financial Highlights (with comparisons to 2018 third quarter)
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Net sales increased 20.8% to $10.9 million due primarily to strong, improved sales from both E-tail and Best Buy.
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Gross margin was 28.8%, down from 36.4%, as China tariffs increased COGS by $1.03 million
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Net loss was approximately $200 thousand or $0.01 per diluted share, compared to net income of $346 thousand or $0.02 per diluted share.

Management Commentary
Frank Manning, Zoom’s CEO, commented on the quarter, “In Q3 2019 we achieved our highest Q3 net sales since 2002. We would have had $800 thousand in net income without the China tariffs, and we will discuss expected improvements in our tariff status in our conference call tomorrow. Sales through E-tail were strong. We have dramatically increased our product placement and shelf position at Best Buy, and Q4 2019 sales should benefit from a recent increase in our Target shelf space.

Joe Wytanis, Zoom’s President added, “We’re broadening our supply chain with a strong new manufacturing partner that has been manufacturing outside of China for many years. That partner, smaller new partners, and our current cable modem manufacturer will help us to quickly bring new, exciting products to market starting early next year. We are excited about the actions we’ve taken, and continue to make, to enable our company to achieve profitable growth in the near term.”

2019 Third Quarter Financial Review
The Company reported an increase in net sales of 20.8% to $10.9 million for the third quarter ended September 30, 2019, up from $9.0 million for the third quarter ended September 30, 2018. The increase in sales was driven by increased sales through Best Buy, Amazon, and Target.

Gross profit was $3.1 million or 28.8% of net sales in the third quarter of 2019, as compared to $3.3 million or 36.4% of net sales for the third quarter of 2018. The decrease in gross profit and gross margin was primarily due to China tariffs increasing cost of goods by $1.03 million or 9.5% of net revenues in Q3 2019.

Operating expenses were $3.4 million or 30.9% of net sales in the third quarter of 2019, compared to $2.9 million or 32.1% of net sales in the same period of 2018. Selling expenses increased approximately $35 thousand for the third quarter of 2019, primarily due to increases in trademark royalty costs and brick-and-mortar retailer marketing expenses, offset by a reduction in advertising costs. General and administrative expenses increased approximately $295 thousand to $733 thousand for the third quarter of 2019 due to salary and fringe benefit expenses for new hires, recruiting costs, and audit and consulting expenses. Research and development expenses were $564 thousand for the 2019 third quarter, up from $420 thousand in the same period of 2018, with the change largely due to salary and related costs to support accelerated product development.

Zoom reported a net loss of $200 thousand or $0.01 per share for the third quarter of 2019, compared to net income of $346 thousand or $0.02 per share in the same period of 2018. The decline in profitability in the third quarter of 2019 was due primarily to the impact of tariffs on Zoom’s cost of goods sold and higher operating expenses.

Balance Sheet Highlights
At September 30, 2019 Zoom had $2.3 million in cash; $0 drawn on a $3.0 million line of credit; no long-term debt; $7.2 million stockholders’ equity; working capital of $6.6 million; and a current ratio of 1.92.

Conference Call Details

Date/Time: Tuesday, November 5, 2019 – 9:00 a.m. ET

Participant Dial-In Numbers:
(United States): 866-393-7958
(International): 706-643-5255

Conference ID: 4926578

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with the conference ID 4926578. An accompanying slide presentation will be available in PDF format via the Investor Relations section of Zoom Telephonics’ website at www.zoom.net/SQ319 shortly before the call.

About Zoom Telephonics
Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. The Company’s worldwide Motorola license agreement includes cable modems and gateways, local area network products including routers and MoCA Adapters, DSL modems and gateways, cellular modems and routers and sensors, and other Internet and network products. For more information about Zoom and its products, please visit www.zoom.net.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential increase in tariffs on the Company's imports; potential difficulties and supply interruptions from moving the manufacturing of most of the Company’s products to Vietnam; potential changes in NAFTA; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Jeremy Hellman, Vice-President
The Equity Group Inc.
Phone: 212-836-9626
Email: jhellman@equityny.com

 ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months and Nine Months Ended September 30, 2019 and 2018

     (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/19	9/30/18	9/30/19	9/30/18

Net sales	$10,874	$9,000	$27,043	$24,859
Cost of goods sold	7,747	5,727	18,729	15,572

Gross profit	3,127	3,273	8,314	9,287

Operating expenses:
Selling	2,068	2,033	7,069	6,210
General and administrative	733	438	1,858	1,060
Research and development	564	420	1,484	1,199
Total operating expenses	3,365	2,891	10,411	8,469

Operating income (loss)	(238)	382	(2,097)	818

Other income (expense), net	42	(33)	(5)	(45)

Income (loss) before income taxes	(196)	349	(2,102)	773

Income tax expense (benefit)	4	3	24	21

Net income (loss)	$(200)	$346	$(2,126)	$752

Earnings (loss) per share:

Basic Earnings (loss) per share	$(0.01)	$0.02	$(0.11)	$0.05
Diluted Earnings (loss) per share	$(0.01)	$0.02	$(0.11)	$0.05

Weighted average number of shares outstanding:

Basic	20,832	16,051	18,696	15,905
Diluted	20,832	16,776	18,696	16,630

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	09/30/19	12/31/18

ASSETS

Current assets:

Cash	$2,280	$126
Accounts receivable, net	4,747	2,761
Inventories, net	6,342	7,928
Prepaid expenses and other	385	918

Total current assets	13,754	11,733

Property and equipment, net	284	261
Operating lease right-of-use assets	127	––
Other assets	203	222

Total assets	$14,368	$12,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$––	$1,741
Accounts payable	4,361	4,369
Operating lease liabilities	101	––
Accrued other expenses	2,707	2,011

Total current liabilities	7,169	8,340

Long-term operating leases	26	––

Total liabilities	7,195	8,340

Stockholders’ equity:

Common stock and additional paid-in capital	46,620	41,197
Retained earnings (accumulated deficit)	(39,447)	(37,321)

Total stockholders’ equity	7,173	3,876

Total liabilities and stockholders’ equity	$14,368	$12,216